EXHIBIT 10.38

Re: Transition Agreement

Dear Kelly:

This letter agreement (this “Agreement”) is entered into between Solaris Energy Infrastructure, Inc., a Delaware corporation (the “Company” and collectively with you, the “Parties”) and you to confirm certain understandings with respect to the terms of your continued employment with the Company following your announcement of your retirement from employment. The terms described in this Agreement will become effective on January 1, 2025 (the “Effective Date”).

From the Effective Date through the earlier of: (i) your termination of employment or (ii) the Separation Date (as defined below) (the “Transition Period”), you will remain employed by the Company and shall perform such duties as may be requested by the Company’s Chief Executive Officer from time to time.  Unless earlier terminated by the Company or due to your earlier resignation, your employment with the Company shall end on December 31, 2025 (the “Separation Date”).

During the Transition Period, your annualized base salary will be $100,000, less applicable withholdings for taxes and other obligations, and you will remain eligible to participate in the employee benefit plans that the Company makes available to other similarly situated employees of the Company from time to time, subject to the terms and conditions of the applicable plans as in effect from time to time. Your position is classified as exempt; therefore, you are not eligible for any overtime pay.  You will not be eligible to receive any annual bonus (except as described below) or additional long-term incentive awards in respect of your services as an employee (whether such services were provided before the Effective Date or pursuant to this Agreement), including for calendar year 2025. As of the Effective Date, you will no longer be eligible to participate in, or otherwise receive any payments or benefits under, the Solaris Oilfield Infrastructure, Inc. Executive Change in Control Severance Plan (or any similar plan or agreement), and you will no longer be eligible to receive any Company-provided car allowance.

During the Transition Period, you will continue to be eligible to vest in your previously granted and unvested restricted stock awards (“Restricted Stock Awards”) and performance-based restricted stock units (“PSUs”) in accordance with the terms applicable to such awards, and subject to your continued employment on the applicable vesting dates and your continued compliance with the terms of this Agreement. Furthermore, so long as you comply with the terms of this Agreement and the Confidentiality Agreement (as defined below) then (A) all unvested Restricted Stock Awards you were holding as of the Separation Date shall automatically vest and all applicable restrictions shall lapse on March 1, 2026, and (B) following the Separation Date, any unvested PSUs shall remain outstanding and eligible to vest following the end of the applicable performance periods based on actual performance with respect to the applicable performance metrics as specified in the applicable award agreement(s).

You acknowledge and agree that you will continue to be subject to the terms of the Employee Confidential Information, Inventions and Non-Solicitation Agreement (the “Confidentiality Agreement”) previously entered into between you and the Company, and you expressly promise to abide by the terms of the Confidentiality Agreement.

You further acknowledge and agree that you will be provided, and receive access to, Confidential Information (as defined in the Confidentiality Agreement) during the Transition Period, and as an express incentive for the Company to enter into this Agreement and to continue to employ you hereunder, you have voluntarily agreed to the covenants set forth in this Agreement.  You agree and acknowledge that the limitations and restrictions set forth herein are reasonable in all respects, do not interfere with public interests, will not cause you undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s and its subsidiaries’ (collectively, the Company and its subsidiaries are referred to herein as the “Company Group”) Confidential Information, goodwill and legitimate business interests. During the Transition Period and continuing for a period of two years (24 months) following the Separation Date (or such earlier date as you terminate employment with the Company), you shall not, without the prior written approval of the Company, directly or indirectly, for yourself or on behalf of or in conjunction with any other person or entity of any nature: (i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent you from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which your duties or responsibilities involve direct or indirect responsibilities with respect to the Business and are the same as, or similar to, duties or responsibilities performed by you for the Company or any other member of the Company Group; (ii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group in the Market Area with whom or which you had contact on behalf of any member of the Company Group or about whom or which you have obtained Confidential Information to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or (iii) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.  As used herein, “Market Area” shall mean any State or territory within the United States in which the Company currently, or at any time during the Transition Period, operates and conducts Business, and “Business” shall mean the provision of mobile and scalable equipment-based solutions for use in distributed power generation as well as the management of raw materials used in the completion of oil and natural gas wells.

Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Agreement, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants in the event of a breach or threatened breach, by injunctions and restraining orders from any arbitrator or court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group, at law and equity.  Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of your representations and covenants hereunder and shall be entitled to enforce this Agreement as if a party hereto.

The covenants in this Agreement are severable and separate, and the unenforceability of any specific covenant (or part thereof) shall not affect the provisions of any other covenant (or parts thereof).  Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope of restrictions set forth herein are unreasonable, then it is the intention of you and the Company that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.  This Agreement is to be governed by and construed in accordance with the laws of Texas. Company and you and all other parties affected  hereby irrevocably consent to the exclusive jurisdiction of the United States District Court for the Southern District of Texas, Houston Division, and the district courts of the State of Texas sitting in Houston, with respect to any action arising out of or relating to this Agreement, and waive any other venue to which either party might otherwise be entitled, by domicile or otherwise.

Notwithstanding anything in this Agreement to the contrary, your continued employment with the Company is not for a specific term and is terminable at-will.  This means that either you or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law.

This Agreement and the Confidentiality Agreement constitute the entire agreement and understanding between you and the Company with respect to the subject matter of your continued employment with the Company, and supersede all prior understandings and agreements, whether oral or written, between or among you and the Company with respect to the specific subject matter hereof. In signing below, you expressly acknowledge and agree that you have received all wages, allowances, bonuses (other than your 2024 bonus, if any, which will be paid in the normal timeframe in which all 2024 Company bonuses are paid) and other compensation, been provided all benefits, and been afforded all rights, been reimbursed for all expenses, and been paid all sums that you are owed, have been owed, and to which you could ever be owed, pursuant to any such agreements and understandings, and that the Company does not have any present or future obligations that it owes, or could owe, pursuant to such agreements and understandings, in each case as of the date you sign this Agreement.

Please acknowledge your acceptance of and agreement to the foregoing by signing this Agreement where indicated below.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written below.

SOLARIS ENERGY INFRASTRUCTURE, INC.

By:/s/ William A. Zartler

Name: William A. Zartler

Title: Chief Executive Officer

Date:December 30, 2024

KELLY PRICE:

By:/s/ Kelly Price

Date:December 30, 2024